FOR IMMEDIATE RELEASE		May 16, 2005

CONTACTS:	S. Colin Neill, CFO Axonyx Inc. 212-645-7704 www.axonyx.com	Media Contact Dawn Lauer 212-537-8088 dlauer@gcigroup.com

AXONYX INC. ADOPTS SHAREHOLDER RIGHTS PLAN

New York, NY, May 16, 2005  – AXONYX INC. (NASDAQ: AXYX) announced today that its board of directors approved the adoption of a shareholder rights plan.

The shareholder rights plan is designed to ensure that shareholders realize fair value and equal treatment in the event of an attempted takeover of the Corporation and to protect the Corporation and its shareholders against coersive takeover tactics. The plan was not adopted as a result of any existing or proposed potential takeover threat.

Under the terms of the plan, Axonyx is distributing one purchase right for each share of common stock outstanding to shareholders at the close of business on May 27, 2005. Axonyx will not issue a separate certificate for the rights unless and until they become exerciseable.

Each right entitles the holder to purchase from the Corporation one one-thousandth of a share of a new series of participating preferred stock at an initial purchase price of $15. The rights will become exerciseable and will detach from the common stock for a specified period after any person or group, without the approval of the Corporation’s board of directors, has become the beneficial owner of, or commences a tender offer or exchange offer for, 15% or more of the then outstanding shares of Axonyx common stock (subject to certain exceptions).

Axonyx has filed the necessary forms, which give complete details of the shareholder rights plan, with the Securities and Exchange Commission.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or other Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer’s disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy and safety results of a Phase III trial program, if pursued, will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine or other development programs, that the Company’s development work on

Phenserine will support an NDA filing, that the results of Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable successful development of or acceleration of the development of and optimize marketing opportunities for, Phenserine. Axonyx cannot assure that it will be able to advance any of its other potential memory enhancing compounds toward IND status or beyond. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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